Exhibit 10.7

PROMISSORY NOTE

$250,000	Westminster, Colorado
March 28, 2012

For value received, the undersigned, Arête Industries, Inc. (“Debtor”), of 7260 Osceola Street, Westminster, CO 80030, hereby promises to pay to the order Pikerni, LLC (Pikerni), 10860 E Democrat Road, Parker, Colorado 80222 on or before the 28th day of March 2013 (“Maturity Date”), the principal sum of Two Hundred Fifty Thousand ($250,000) Dollars, with interest of $2,500.00, payable monthly, at the rate of 12.00% per annum.

Principal and Interest: This Promissory Note (“Note”) shall be paid in 1 payment of principal of $250,000, due on March 15, 2013 and monthly interest payments of $2,500.00 due on the 28th day of each month.

Payments of both principal and interest are to be made in lawful money of the United States of America in immediately available funds.

Prepayment: Debtor shall have the privilege of prepaying without penalty all or any part of this Note, at any time, that includes the full interest payment.

Default and Acceleration: Upon the occurrence of a Default as defined in the Security Agreement, at the option of the Holder hereof, (i) the entire outstanding principal balance and all accrued but unpaid interest shall become immediately due and payable upon written notice to Borrower, (ii) the Holder may fully enforce its rights in the Collateral given to secure the payment of this Note, and (iii) the Holder may pursue all other rights and remedies available under this Note, any instrument securing payment of this Note, or by law.

Default Rate of Interest: Upon the occurrence of a Default, Borrower promises to pay interest on the outstanding principal balance of this Note at a simple rate of interest equal to eighteen percent (18%) per annum, plus 7,500 shares in Common Stock of Arête Industries, Inc. (“Default Rate”).

Early Discharge: Upon full payment of the outstanding principal balance and all accrued but unpaid interest, this Note shall be fully discharged, cancelled and surrendered to Borrower.

Remedies Cumulative: The rights or remedies of the Holder as provided in this Note and any instrument securing payment of this Note shall be cumulative and concurrent and may be pursued at the sole discretion of the Holder singly, successively, or together against Borrower and/or the Collateral described in the Security Agreement. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of such rights or remedies or the right to exercise them at any later time.

Forbearance: Any forbearance of the Holder in exercising any right or remedy hereunder or under the Security Agreement, or otherwise afforded by applicable law, shall not be a waiver of or preclude the exercise of any right or remedy. The acceptance by the Holder of payment of any sum payable hereunder after the due date of such payment shall not be a waiver of the Holder’s right to require prompt payment when due of all other sums payable hereunder.

Application of Payments: All payments made on this Note shall be applied first to to payment of accrued but unpaid interest and the remainder of all such payments shall be applied to the reduction of the outstanding principal balance on this Note.

Usury: In the event the interest provisions hereof, any exactions provided for herein or in the Security Agreement or any other instrument securing this Note, shall result, in an effective rate of interest which, exceeds the limit of the usury or any other applicable law, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied upon the outstanding principal balance of this Note immediately upon receipt of such moneys by the Holder, and any such amount in excess of such outstanding principal balance shall be immediately returned to Borrower.

Note and Security Agreement: The Borrower is executing this Note in connection with a Security Agreement between Borrower and Pikerni of even date herewith (Security Agreement”) and this Note is secured by the Collateral described in the Security Agreement. In the event of any conflict between any provision of the Security Agreement and any provisions of this Note, the provision of the Security Agreement shall control.

Jurisdiction: This Note is to be governed according to the laws of the State of Colorado, without giving effect to conflict of law principles.

Binding Effect: This Note shall be binding upon Borrower, and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns.

Notice: All notices required or permitted in connection with this Note shall be given at the place and in the manner provided in the Security Agreement for the giving of notices.

Attorneys’ Fees: Borrower further promises to pay all reasonable attorneys’ fees incurred by the Holder in connection with any Default hereunder and in any proceeding brought to enforce any of the provisions of this Note.

IN WITNESS WHEREOF, Borrower has duly executed this Promissory Note effective as of the day and year first above written.

BORROWER:

ARÊTE INDUSTRIES, INC..

By:	/s/ Donald W. Prosser

Name:	Donald W. Prosser
Title:	CEO

Witness:

By:	/s/ Charles L. Gamber
Name:	Charles L. Gamber
Title:	Secretary